Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow ; PR07-145 Vice President and Chief Financial Officer (806)677-1422 www.gohastings.com

Hastings Entertainment, Inc. Reports Net Income of $0.17 per Diluted Share
for 2Q 2007 Compared to $0.02 per Diluted Share for 2Q 2006
AMARILLO, Texas, August 20, 2007—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2007. Net income was $1.9 million, or $0.17 per diluted share, for the second quarter of fiscal year 2007 compared to net income of approximately $0.2 million, or $0.02 per diluted share, for the second quarter of fiscal year 2006. For the six months, net income was approximately $4.4 million, or $0.39 per diluted share, for fiscal year 2007 compared to net income of approximately $2.1 million, or $0.18 per diluted share, for fiscal 2006, a year-over-year growth of 107%. Net income for the three and six months ended July 31, 2007 includes a benefit reducing income tax expense in the amount of $0.9 million, or $0.08 per diluted share, related to a favorable settlement of a prior year’s state tax liability.
“I am extremely pleased with our results for the second quarter and the first half of fiscal 2007,” said Chief Executive Officer John Marmaduke. “Our merchandising and buying teams have produced greater margin rates for the second consecutive quarter. The majority of box-office megahits are scheduled for release in the second half of the year, which should boost a sluggish rental industry, and provide positive Rental Comps for the remainder of the year. We will continue our focus on margin management and cost controls through the second half of the year and anticipate the crowded lineup of major releases will lift Comp sales.”
Financial Results for the Second Quarter of Fiscal Year 2007
Revenues. Total revenues for the second quarter increased $2.8 million, or 2.3%, to $125.9 million compared to $123.1 million for the second quarter of fiscal 2006. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended July 31,
	2007		2006		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$104,270	82.8%	$100,182	81.4%	$4,088	4.1%
Rental revenue	21,635	17.2%	22,912	18.6%	(1,277)	-5.6%

Total revenues	$125,905	100.0%	$123,094	100.0%	$2,811	2.3%

Comparable-store revenues (“Comps”):
Total	2.2%
Merchandise	4.1%
Rental	-6.0%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2007	2006
Movies	10.6%	9.8%
Books	6.9%	-2.9%
Music	-14.2%	-10.0%
Video Games	14.0%	21.7%
Trends	18.9%	-5.5%
Electronics	32.3%	14.5%
Consumables	5.5%	-2.9%
Hard Back Café	9.4%	30.6%
Effective February 1, 2007, we realigned our merchandise product categories in order to more effectively manage our business. Some products were reclassified within reporting categories and new reporting categories were created for electronics, musical instruments, and wireless products. Comp results listed in the chart above, which report our eight largest product categories, reflect the new categorization for both fiscal 2007 and fiscal 2006.
Movie Comps increased 10.6%, which was primarily attributable to continued strong sales of DVD boxed sets as well as increased sales of new DVDs. Book Comps increased 6.9% during the second quarter primarily due to the July release of the seventh and final book in the Harry Potter series. Total sales of Harry Potter and the Deathly Hallows from the midnight release on July 21st through the end of the quarter on July 31st were approximately $1.8 million. Music Comps, which now exclude music accessories and music hardware, fell 14.2% primarily as a result of fewer premier artist CD releases and the growth of digital downloading of music. Video Game Comps increased 14.0% on strong sales of video game hardware, including Nintendo Wii and Playstation 3 consoles. Comps for the Trends department, formerly called Boutique, rose 18.9% due to our new plan-o-gramming throughout this department. The Trends department saw large Comp increases in t-shirts and action figures, which were effectively cross-merchandised with the releases of popular movies such as Transformers and the Harry Potter books and movies.
Rental Comps decreased 6.0% from the same period last year. The primary driver of the declining Comp was a weaker slate of box-office releases compared to the prior year. Combining the sale and rental of movies and video games in order to obtain Comps that are comparable to our rental competitors would result in a Comp increase of 4.6%.
Gross Profit. For the second quarter, total gross profit dollars increased approximately $2.1 million, or 4.8%, to $45.6 million from $43.5 million for the same period last year, primarily as a result of increased margin rates as well as top-line revenue growth. As a percentage of total revenues, gross profit increased to 36.2% for the quarter compared to 35.3% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). As a percentage of total revenues, SG&A decreased to 34.4% for the second quarter compared to 34.8% for the same quarter in the prior year, primarily as a result of increased sales. SG&A increased approximately $0.5 million to $43.3 million for the second quarter compared to $42.8 million for the same quarter in the prior year, primarily as a result of increased store labor expenses.
Income Tax Expense. The Company recognized a benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability.

Financial Results for the Six Months Ended July 31, 2007
Revenues. Total revenues for the first six months of fiscal 2007 decreased $0.6 million, or 0.2%, to $253.9 million compared to $254.5 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Six Months Ended July 31,
	2007		2006		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$209,334	82.4%	$207,134	81.4%	$2,200	1.1%
Rental revenue	44,583	17.6%	47,372	18.6%	(2,789)	-5.9%

Total revenues	$253,917	100.0%	$254,506	100.0%	$(589)	-0.2%

Comparable-store revenues (“Comps”):
Total	-1.0%
Merchandise	0.3%
Rental	-6.4%
Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
	2007	2006
Movies	7.5%	12.1%
Books	2.8%	0.0%
Music	-13.6%	-8.9%
Video Games	3.8%	13.3%
Trends	1.5%	-2.0%
Electronics	24.3%	14.7%
Consumables	3.0%	-2.1%
Hard Back Café	9.2%	33.3%
Effective February 1, 2007, we realigned our merchandise product categories in order to more effectively manage our business. Some products were reclassified within reporting categories and new reporting categories were created for electronics, musical instruments, and wireless products. Comp results listed in the chart above, which report our eight largest product categories, reflect the new categorization for both fiscal 2007 and fiscal 2006.
Movie Comps increased 7.5%, which was primarily attributable to continued strong sales of DVD boxed sets as well as increased sales of new and used DVDs. Book Comps increased 2.8% during the current six months primarily due to the July release of the seventh and final book in the Harry Potter series, offset partially by fewer sales in our value book offerings. Music Comps, which now exclude music accessories and music hardware, fell 13.6%, primarily as a result of fewer premier artist CD releases and the growth of digital downloading of music. Video Game Comps increased 3.8% on strong sells of video game hardware, including Nintendo Wii and PlayStation 3 consoles, offset partially by slightly lower sales of new and used XBOX and Sony games. Comps for the Trends department, formerly called Boutique, rose 1.5% due to improved plan-o-gramming throughout the department.

Rental Comps decreased 6.4% from the same period last year. The primary driver of the declining Comp was a weaker slate of box-office releases compared to the prior year. Combining the sale and rental of movies and video games in order to obtain Comps that are comparable to our rental competitors would result in a Comp increase of 1.3%.
Gross Profit. For the current six months, total gross profit dollars increased approximately $3.2 million, or 3.6%, to $93.3 million from $90.1 million for the same period last year, primarily as a result of increased margin rates. As a percentage of total revenues, gross profit increased to 36.8% for the six months ended July 31, 2007 from 35.4% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $0.5 million to $86.2 million for the six months ended July 31, 2007 compared to $85.7 million for the same period last year. As a percentage of total revenues, SG&A increased to 34.0% for the six months ended July 31, 2007 compared to 33.7% for the same period in the prior year.
Income Tax Expense. The Company recognized a benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved additional increases in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; and $2.5 million on October 3, 2006. During the second quarter of fiscal year 2007, we purchased a total of 153,400 shares of common stock at a cost of approximately $1,112,017, or $7.25 per share. As of July 31, 2007, a total of 2,139,663 shares had been repurchased under the program at a cost of approximately $12.8 million, for an average cost of approximately $5.98 per share. As of July 31, 2007, approximately $2.2 million remains available in the stock repurchase program.
Store Activity
Since May 21, 2007, which was the date we last reported store activity, we have had additional store activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Closed
Artesia, NM	Closing	10,692	7,547	5/25/2007

Fiscal Year 2007 Guidance
“Net income for the three and six months ended July 31, 2007 was substantially better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “From an internal perspective, we are confident in our ability to grow earnings for the remainder of the year; however, we continue to be concerned about general economic conditions which could have a negative measurable impact on retail sales. However, we are increasing our guidance of net income per diluted share to a range of $0.63 to $0.68 for the full fiscal year ending January 31, 2008 to reflect the favorable impact of the settlement of a prior year’s state tax liability which amounted to $0.08 per diluted share.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2007, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as boutique merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2007	2006	2007
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$4,330	$5,296	$3,837
Merchandise inventories, net	153,699	160,026	167,277
Deferred income taxes	2,559	4,031	3,891
Other assets	12,918	7,443	10,633

Total current assets	173,506	176,796	185,638

Rental assets, net	11,934	11,218	11,931
Property and equipment, net	53,457	59,688	57,422
Deferred income taxes	3,374	2,781	1,765
Intangible assets, net	397	424	411
Other assets	254	170	331

Total assets	$242,922	$251,077	$257,498

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$—	$14	$—
Trade accounts payable	62,160	72,519	76,518
Accrued expenses and other liabilities	33,792	34,738	37,179

Total current liabilities	95,952	107,271	113,697

Long-term debt, excluding current maturities	43,028	44,033	41,922
Other liabilities	4,287	4,385	4,326

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,843	35,776	36,906
Retained earnings	70,000	63,570	66,485
Other comprehensive income	4	152	67
Treasury stock, at cost	(7,311)	(4,229)	(6,024)

Total shareholders’ equity	99,655	95,388	97,553

Total liabilities and shareholders’ equity	$242,922	$251,077	$257,498

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$104,270	$100,182	$209,334	$207,134
Rental revenue	21,635	22,912	44,583	47,372

Total revenues	125,905	123,094	253,917	254,506

Merchandise cost of revenue	72,986	70,962	145,983	146,531
Rental cost of revenue	7,286	8,679	14,586	17,900

Total cost of revenues	80,272	79,641	160,569	164,431

Gross profit	45,633	43,453	93,348	90,075

Selling, general and administrative expenses	43,270	42,786	86,206	85,659
Pre-opening expenses	—	79	—	79

Operating income	2,363	588	7,142	4,337

Other income (expense):
Interest expense, net	(822)	(740)	(1,536)	(1,404)
Other, net	20	475	53	544

Income before income taxes	1,561	323	5,659	3,477

Income tax expense (benefit)	(308)	144	1,306	1,373

Net income	$1,869	$179	$4,353	$2,104

Basic income per share	$0.17	$0.02	$0.40	$0.18

Diluted income per share	$0.17	$0.02	$0.39	$0.18

Weighted-average common shares outstanding:
Basic	10,917	11,370	10,962	11,382
Dilutive effect of stock options	226	318	209	272

Diluted	11,143	11,688	11,171	11,654

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,	January 31,
	2007	2006	2007
Merchandise inventories, net	$153,699	$160,026	$167,277
Inventory turns, trailing 12 months (B)	1.74	1.78	1.76

Long-term debt	$43,028	$44,033	$41,922
Long-term debt to total capitalization (C)	30.2%	31.6%	30.1%

Book value (D)	$99,655	$95,388	$97,553
Book value per share (E)	$8.92	$8.19	$8.47

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Comparable-store revenues (F):
Total	2.2%	0.5%	-1.0%	1.5%
Merchandise	4.1%	0.4%	0.3%	1.7%
Rental	-6.0%	1.1%	-6.4%	0.8%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues. Effective February 1, 2007, coupons have been allocated to individual product departments for purposes of determining comparable-store revenues. Fiscal 2006 Comps were restated for the similar coupon allocations by department to aid in comparability.
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